Exhibit 99.1

Passage Bio Reports First Quarter 2022 Financial Results and Provides Recent Business Highlights

●	Dosed first patient in Cohort 2 and completed dosing of Cohort 3 in Imagine-1 clinical trial for GM1 gangliosidosis; interim safety and biomarker data for both cohorts expected in 2H22
●	Dosed first patient in Cohort 1 in GALax-C clinical trial in infantile Krabbe disease; interim safety and biomarker data expected by year-end 2022
●	Submitted IND for Phase 1/2 clinical program of PBML04 for metachromatic leukodystrophy
●	Completed strategic prioritization to extend cash runway into 2Q24
●	Management to host conference call today at 8:30 a.m. ET

Philadelphia, PA – May 16, 2022 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system disorders, today reported financial results for the first quarter ended March 31, 2022 and provided recent business highlights.

“We remain focused on execution across our ongoing clinical programs and are excited to have dosed additional patients in our Imagine-1 trial for GM1 gangliosidosis as well as the first patient in our GALax-C trial for infantile Krabbe disease,” said Bruce Goldsmith, Ph.D., president and chief executive officer of Passage Bio. “We look forward to reporting data as these programs advance throughout 2022, including additional clinical and biomarker data from Cohort 1 in Imagine-1 at the ASGCT conference this week. We continue to open additional clinical sites for our FTD program and expect to dose the first patient in mid-2022.”

“We are thrilled to have recently submitted an IND for PBML04 in metachromatic leukodystrophy, our third rare, pediatric, lysosomal storage disorder program,” Dr. Goldsmith added. “We also recently completed prioritization of our additional pipeline programs as part of our strategic initiatives to extend our cash runway into the second quarter of 2024 and look forward to continuing to advance our programs in amyotrophic lateral sclerosis and Huntington’s Disease and our ongoing exploratory research programs in Alzheimer’s Disease and temporal lobe epilepsy. Rights to our programs for Canavan disease, Charcot-Marie-Tooth Type 2A and Parkinson’s disease have been returned to the University of Pennsylvania allowing for the future development of these programs. We remain deeply committed to our mission of developing transformative therapies for people with devastating CNS disorders.”

Recent Highlights

●	Dosed first patient in Cohort 2 (late infantile, high dose) and completed dosing of Cohort 3 (early infantile, low dose) of the Imagine-1 clinical trial: Initial safety and biomarker data are expected from both cohorts in the second half of 2022. The company plans to share additional clinical data from Cohort 1 during an oral presentation at the ASGCT conference on Wednesday, May 18, 2022.
●	Dosed first patient in Cohort 1 of the GALax-C clinical trial in March: Initial safety and biomarker data are expected by year-end 2022.

●	Preclinical data supporting ongoing clinical study of PBKR03 in Krabbe disease published in Human Gene Therapy: The company announced the publication of the robust pre-clinical studies that supported clinical study initiation for PBKR03. In the paper, Juliette Hordeaux, D.V.M., Ph.D., D.E.C.V.P., and colleagues from University of Pennsylvania’s Gene Therapy Program (GTP), report marked improvements in both disease progression and key biomarkers in large and small animal models of Krabbe disease following a single administration of PBKR03, with no observed dose-limiting toxicities.
●	Submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration for a Phase 1/2 clinical program for PBML04: An IND has been submitted for PBML04 in metachromatic leukodystrophy (MLD), a rare, pediatric, lysosomal storage disorder. PBML04 utilizes the same next-generation proprietary capsid as PBGM01 and PBKR03 to deliver, through intra-cisterna magna (ICM) administration, a functional ARSA gene into the CSF. Preclinical data supporting the planned clinical development of PBML04 will be presented by GTP colleagues at the ASGCT conference on Wednesday, May 18, 2022.
●	Completed strategic prioritization to reduce operating expenses and extend cash runway into the second quarter of 2024: In March, the company announced a 13 percent reduction in workforce and plans to prioritize research and development programs to reduce operating expenses. The company has completed its prioritization and will continue to advance its ongoing three clinical programs as well as its preclinical programs in metachromatic leukodystrophy, amyotrophic lateral sclerosis and Huntington’s disease and its exploratory research programs in Alzheimer’s disease and temporal lobe epilepsy. The company has returned its rights to programs in Canavan disease, Charcot-Marie-Tooth Type 2A and Parkinson’s disease to the University of Pennsylvania allowing for the future development of these programs. The company continues to hold 8 additional license options.

Anticipated Upcoming Milestones

●	Multiple presentations and posters at the ASGCT 25th Annual Meeting taking place May 16-19, 2022, including additional clinical and biomarker data from Cohort 1 of Imagine-1 and preclinical data supporting PBML04.
●	Present interim safety and biomarker data for Cohorts 2 (late infantile, high dose) and 3 (early infantile, low dose) for Imagine-1 clinical trial for GM1 in the second half of 2022.
●	Dose first patient in Phase 1/2 study with PBFT02 for FTD-GRN in mid-2022. Additional clinical data milestone timing to be provided following dosing of first patient.
●	Present interim safety and biomarker data for Cohort 1 for GALax-C Phase 1/2 clinical trial for Krabbe disease by year-end 2022.

First Quarter 2022 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $267.1 million as of March 31, 2022, as compared to $315.8 million as of December 31, 2021. The Company expects current cash and cash equivalents to fund operations into the second quarter of 2024.
●	Research and Development (R&D) Expenses: R&D expenses were $26.2 million for the first quarter ended March 31, 2022, compared to $25.0 million for the same quarter in 2021. Acquired in-process R&D expenses were $1.5 million for the first quarter ended March 31, 2022, compared to $1.5 million in the same quarter of 2021.

●	General and Administrative (G&A) Expenses: G&A expenses were $15.1 million for the first quarter ended March 31, 2022, compared to $12.5 million for the same quarter in 2021.
●	Net Loss: Net loss was $42.8 million, or a net loss of $0.79 per basic and diluted share, for the first quarter ended March 31, 2022, compared to $38.9 million, or a net loss of $0.76 per basic and diluted share, for the same quarter in 2021.

Conference Call Details

Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To access the live conference call, please dial 833-528-0605 (domestic) or 830-221-9711 (international) and reference conference ID number 6960234. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio’s website approximately two hours after the completion of the event and for 30 days following the call.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing three clinical programs in GM1 gangliosidosis, Krabbe disease and frontotemporal dementia with several additional programs in preclinical development. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Passage Bio Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Passage Bio Media:

Mike Beyer

Sam Brown Inc. Healthcare Communications

312-961-2502

MikeBeyer@sambrown.com

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share data)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$101,614	$128,965
Marketable securities	165,476	186,808
Prepaid expenses and other current assets	2,835	1,726
Prepaid research and development	13,076	7,567
Total current assets	283,001	325,066
Property and equipment, net	24,292	23,806
Right of use assets - operating leases	20,212	-
Other assets	5,719	6,204
Total assets	$333,224	$355,076
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,135	$9,448
Accrued expenses and other current liabilities	15,227	20,050
Operating lease liabilities	3,119	-
Total current liabilities	27,481	29,498
Operating lease liabilities - noncurrent	24,432	-
Deferred rent	-	6,921
Total liabilities	51,913	36,419

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,307,691 shares issued and outstanding at March 31, 2022 and 54,244,996 shares issued and outstanding at December 31, 2021	5	5
Additional paid-in capital	681,732	675,346
Accumulated other comprehensive income (loss)	(1,334)	(413)
Accumulated deficit	(399,092)	(356,281)
Total stockholders’ equity	281,311	318,657
Total liabilities and stockholders’ equity	$333,224	$355,076

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2022	2021
Operating expenses:
Research and development	$26,213	$24,970
Acquired in-process research and development	1,500	1,500
General and administrative	15,099	12,464
Loss from operations	(42,812)	(38,934)
Interest income, net	1	52
Net loss	$(42,811)	$(38,882)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.79)	$(0.76)
Weighted average common shares outstanding, basic and diluted	54,275,751	51,331,449
Comprehensive loss:
Net loss	$(42,811)	$(38,882)
Unrealized gain (loss) on marketable securities	(921)	5
Comprehensive loss	$(43,732)	$(38,877)